Exhibit 99.1
TRIDENT MICROSYSTEMS APPOINTS SYLVIA SUMMERS AS CEO
Seasoned Global Executive to Drive Trident Growth
SANTA CLARA, Calif., Oct. 1/PRNewswire-FirstCall/ — Trident Microsystems, Inc. (Nasdaq: TRID - News) a leading provider of digital TV technology for the consumer digital video marketplace, today announced that it has appointed Sylvia D. Summers as its Chief Executive Officer and as a member of the Board of Directors. Her employment with Trident is expected to commence on or about October 17, 2007.
Ms. Summers, a seasoned executive, held several positions at Spansion, Inc., a leading Flash memory solutions provider, between July 2003 and September 2007, most recently serving as Executive Vice President, Consumer Smart Card and Industrial Division. Prior to joining Spansion, from March 2003 through July 2003, Ms. Summers served as vice president and general manager of the embedded business unit for Advanced Micro Devices’ Memory Products business. From August 2001 until May 2002, Ms. Summers served as president and chief executive officer of Silvan Networks. Ms. Summers served as group vice president and general manager for the Public Access Management Network Services Group at Cisco Systems from November 1999 until 2001. Ms. Summers was vice president and general manager of the Multi-Platform Group at Storage Technology Corporation from May 1997 until June 1999. She has also held senior-level management positions in systems businesses at Group Bull, Thomson CSF-RCM Division, and Matra Datasystems. She holds a bachelor’s degree in electrical engineering from Ecole Polytecnique Feminine in France and a master’s degree in electrical engineering from the University of California, Berkeley.
“The Board is very excited to have Sylvia join us as CEO and as a Board member,” said Glen M. Antle, Trident’s Chairman of the Board. “Based upon her strong track record of leading businesses to scale and grow and her broad technological and operational expertise, we have very high expectations for Trident’s growth and development under Sylvia’s leadership,” said Mr. Antle.
“After a long and thorough search, we have found in Sylvia a strong leader who brings the sales and marketing depth to complement our established technical prowess and who can forge a new management team,” said Dr. JH Chang, Trident’s President. “Working together, we will be in an excellent position to capitalize on the tremendous opportunity that lies ahead — for Trident to be the leading platform solution provider for the world of broadband connected televisions. On behalf of the entire management team and all the employees at Trident, I welcome Sylvia and excitedly look forward to working with her,” continued Dr. Chang.
“This is a great opportunity to join an organization that has made dramatic gains in the high definition video processing markets over the past few years,” said Sylvia Summers, Trident’s incoming Chief Executive Officer. “Trident today has a strong and growing market share, healthy balance sheet, and world class technical teams. I look forward to building and leading the global Trident team to enable our customers to be successful in the fast-growing world of digital television platform solutions,” continued Ms. Summers.
On September 28, 2007, the Board of Directors of the Company set the number of members of the Board of Directors at six, and, effective as of the date of commencement of her employment as Chief Executive Officer, elected Ms. Summers to its Board of Directors to fill the vacancy created by the expansion of the Board. Ms. Summers will be a Class III director with a term expiring at the Annual Meeting of Stockholders to be held in November 2007. It is expected that Ms. Summers will be nominated for reelection at this meeting for a three-year term expiring at the Company’s Annual Meeting of Stockholders to be held in 2010.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets digital media for the masses in the form of integrated circuits (ICs) for HDTV, LCD TV, PDP TV, DLP TV, DCRT and digital set-top boxes. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the company’s web site: http://www.tridentmicro.com.
Forward Looking Statements
This press release contains forward-looking statements regarding the Company’s expectations for growth and development, and the ability of Ms. Summers to enhance such growth. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. Information regarding such risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc. DPTV(TM), SVP(TM) WX, SVP(TM) UX, SVP(TM) PXP and SVP(TM) CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.